Isaac Harris Joins Lumentum Board of Directors
Latest Addition to Board Adds Unique and Valuable Operational Leadership

San Jose, Calif., June 7, 2021 – Lumentum Holdings Inc. ("Lumentum") today announced the appointment of Isaac (“Ike”) Harris, Corporate Vice President, Global Supply Chain Operations for ZT Systems, to its Board of Directors as an independent member, effective immediately. The election of Mr. Harris expands Lumentum’s Board to eight members, seven of whom are independent.
"Ike brings a track record of successfully expanding global operations and creating a positive impact on business performance and operational excellence for industry-leading organizations,” said Penny Herscher, Chair of Lumentum’s Board of Directors. "On behalf of the entire Board, we are delighted to welcome him to Lumentum."

At ZT Systems, a leading provider of innovative compute and storage solutions for hyperscale data centers, Mr. Harris is a recognized global business leader with broad experience in leading customer and global manufacturing operations, platform and commodity procurement, logistics and compliance, and corporate, social, and environmental responsibility.

“Lumentum’s growing global reach, continued innovation, and its commitment to improving their operations for its business, people, and the environment, has been truly inspiring to watch," said Harris. "After admiring Lumentum from afar, I’m excited to play a part in advancing the company’s vision and values alongside it’s experienced and talented Board."

Previously, Mr. Harris held several senior leadership roles in supply chain operations where he optimized global business performance and customer satisfaction through fulfillment excellence at Cisco Systems, a worldwide leader in technology that powers the internet, and at HP, a leading provider of personal systems, printers, and 3D printing solutions.

"Ike joins our team during a very exciting time–our focus is on exceeding customer expectations through exceptional quality while upholding our commitment to reducing our environmental impact and operating in a sustainable and socially responsible manner,” said Alan Lowe, Lumentum President and CEO. “Ike’s influence as a pioneer and trailblazer in his field will bring a unique and valuable perspective to Lumentum as we continue our work in creating a brighter future for everyone.”

As a passionate advocate for diversity, inclusion, and equality in the workplace, Mr. Harris has made a career of creating opportunities and making positive change. He is an active member of the Executive Leadership Council and has previously served on Howard University’s Business School Advisory Board. Additionally, he was recognized by Savoy Magazine as one of the Most Influential Black Executives in Corporate America in 2020.

About Lumentum
Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.
Contact Information:
Investors: Jim Fanucchi, 408-404-5400; investor.relations@lumentum.com
Media: Sean Ogarrio, 408-546-5405; media@lumentum.com
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